Exhibit 10.22

AMENDMENT TO

EXECUTIVE SEVERANCE AGREEMENT

This AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT (the “Amendment”) is dated as of December 31, 2008, between The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”), and                                          (the “Executive”).

WHEREAS, the Executive and the Company have previously entered into an Executive Severance Agreement dated as of             , 200    , as the same has been amended to date (the “Agreement”); and

WHEREAS, in accordance with the final treasury regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Final Regulations”), the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for a definition of “Good Reason” that satisfies the safe harbor definition set forth in the Final Regulations with respect to certain of the payments that may be provided pursuant to the Agreement; and

WHEREAS, in accordance with the Final Regulations, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for a definition of “Disability” that satisfies the definition set forth in the Final Regulations; and

WHEREAS, in accordance with the Final Regulations, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for a remedy period required in the “Good Reason” safe harbor definition set forth in the Final Regulations; and

WHEREAS, in accordance with the Final Regulations, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for the continuation of health and dental benefits; and

WHEREAS, in accordance with the Final Regulations, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for payment forms in compliance with the Final Regulations; and

WHEREAS, in accordance with the Final Regulations, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for the determination of Eliminated Payments in a manner consistent with Section 409A and the Final Regulations; and

WHEREAS, in accordance with the Final Regulations, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for payment of benefits on a fixed date as required by the Final Regulations; and

WHEREAS, in accordance with the Final Regulations, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide for a Section 409A savings clause;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. This Amendment shall become effective upon its execution.

2. Section 1.4 of the Agreement is hereby amended and restated by deleting Section 1.4 in its entirety and inserting the following text:

“1.4	‘Good Reason’ means (a) a material diminution in the Executive’s base salary in effect immediately prior to the Change in Control Event; (b) a material diminution in the incentive compensation and employee benefits available to the Executive under the executive compensation plan for the fiscal year in which the Change in Control Event occurs; (c) a material diminution in the Executive’s authority, duties and responsibilities from those in effect immediately prior to the Change in Control Event; or (d) a material change, which for the purposes of this Agreement shall mean a distance greater than 50 miles, in the geographic location at which the Executive must perform his or her duties and responsibilities following a Change in Control Event compared to the location the Executive performed his or her duties prior to the Change in Control Event; provided, however, that Good Reason shall not exist unless and until the Executive satisfies the notice and cure period provisions set forth in Section 3.2(d).”

3. Section 3.2 of the Agreement is hereby amended and restated by deleting Section 3.2(d) and inserting the following text:

“(d)	The Executive must provide a Notice of Termination for Good Reason to the Company within 90 days of the initial existence of the condition, event or circumstance that constitutes Good Reason. Upon receipt of the Notice of Termination for Good Reason, the Company shall have 30 days during which it may remedy the condition, event or circumstance that constitutes Good Reason. If the Company remedies such condition, event or circumstance, then the Executive shall not be entitled to terminate employment with the Company for Good Reason. Accordingly, any Date of Termination set forth in the Notice of Termination for Good Reason shall not be less than 31 days nor more than 60 days following delivery of the Notice of Termination to the Company.”

4. Section 4.2 of the Agreement is hereby amended and restated by deleting Section 4.2(b) and inserting the following text:

“(b)

Continued Salary and Bonus Payments. The Company shall pay to the Executive, in a lump-sum cash payment within 30 days following the Date of Termination: (i) 50% of the Executive’s highest annual base salary during the one-year period prior to the Date of Termination (the “Base Salary Payment”), and (ii) 50% of his or her incentive award target under the executive compensation plan for the fiscal year in which the Date of Termination occurs or, if such incentive award target was greater in the prior fiscal year than in such fiscal year, his or her incentive award target under the executive compensation plan for the prior fiscal year (such greater incentive award target being referred to herein as the “Applicable Incentive Award Target”); provided, however, that the Base Salary Payment shall be paid in a lump sum only if the Change in Control Event constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) or if, and to the extent that, the Company determines after consultation with the Executive that the Base Salary Payment does not constitute nonqualified deferred compensation subject to Section 409A of the Code. If any portion of the Base Salary Payment due to Executive pursuant to this Section 4.2(b) does not meet the requirements for payment in a lump-sum payment set forth in the immediately preceding sentence, then such portion shall be paid to Executive in installments as contemplated by Section 4.1(b) above.”

5. Section 4.6 of the Agreement is hereby amended and restated by deleting Section 4.6(d)(ii) and inserting the following text:

“(ii)	Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the ‘Executive Response’) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he or she disagrees with such determination, in which case he or she shall set forth (1) which Potential Payments should be characterized as Contingent Compensation Payments, (2) the Eliminated Amount, and (3) whether the Section 4.6(b) Override is applicable.”

6. Section 4.6 of the Agreement is hereby amended and restated by deleting Section 4.6(d)(iii) and inserting the following text:

“(iii)	If the Executive fails to deliver an Executive Response on or before the required date, or if the Executive states in the Executive Response that he or she agrees with the Company’s determinations, the Company’s initial determinations shall be final, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following the due date for delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The Contingent Payments that shall be treated as Eliminated Payments shall be determined in a manner consistent with Section 409A of the Code and the reduction of amounts hereunder shall be made first reducing, in the Company’s absolute discretion, those payments that are not subject to Section 409A of the Code, and then reducing in a pro rata manner those payments which are subject to Section 409A of the Code.”

7. Section 4.7 of the Agreement is hereby amended and restated by deleting Section 4.7 in its entirety and inserting the following text:

“4.7

Release. The obligation of the Company to make the payments and provide the benefits to the Executive under clauses (b) through (e) of Section 4.1 or clauses (b) through (f) of Section 4.2 is conditioned upon the Executive signing a release of claims in a form reasonably requested by the Company (the ‘Employee Release’), within 50 days following the Date of Termination (which release of claims shall be delivered to the Executive within 10 days following the date of such termination), and upon the Employee Release becoming effective in accordance with its terms. The Company shall not be obligated to make any payments to the Executive under clauses (b) or (c) of Section 4.1 or clauses (b) or (c) of Section 4.2 until the Employee Release has become effective; provided that (i) the payments to the Executive under such clauses shall be made or shall commence to be made, as the case may be, on the effective date of the release of claims set forth in this Section 4.7, provided further that, if termination of Executive’s employment occurs within 50 days of the end of the calendar year, payment shall be made or shall commence to be made, as the case may be, on the later of (1) the effective date of the release of claims, or (2) January 2 of the year following the year in which termination of Executive’s employment occurs, and provided further that the first payment shall include any amounts that would otherwise have been made to the Executive between the Termination Date and the date of first payment.”

8. Section 6.2 of the Agreement is hereby amended by adding the following Section 6.2(c):

“(c)	Notwithstanding any provision of the Agreement to the contrary, this Agreement is intended to comply with the requirements of Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service of Executive within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The welfare benefit continuation provided during the period of time in which the Executive would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(v)(B).”

9. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

10. Except as otherwise provided herein, the Agreement shall remain in full force and effect in accordance with its original terms.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, or have caused this Amendment to be executed and delivered, to be effective as of December 31, 2008.

THE YANKEE CANDLE COMPANY, INC.

Date:	By:
Name:
Title:

EXECUTIVE

Date: